Exhibit 16.1

December 2, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

We have read Item 4.01 of Spelt Group Corp’s Form 8-K dated November 29, 2016, and are in agreement with the statements relating to our firm contained therein. We have no basis to agree or disagree with other matters reported therein.

Very truly yours,

/s/ GBH CPAs, PC

GBH CPAs, PC

Houston, Texas